Exhibit 3.20

OPERATING AGREEMENT

OF

ETS SCHAEFER, LLC

This Operating Agreement (this “Agreement”) of ETS Schaefer, LLC (the “Company”), dated as of June 1, 2010 is entered into by Aleris Recycling, Inc., a Delaware corporation (the “Member”).

WHEREAS, the Company was formed under the Ohio Limited Liability Company Law set forth in Chapter 1705 of the Ohio Revised Code (as amended from time to time, the “Ohio Act”) pursuant to an Articles of Organization of the Company, which was filed with the Secretary of State of the State of Ohio on June 1, 2010; and

WHEREAS, the Member wishes to enter into this Agreement in order to set forth its binding agreement as to the affairs of the Company, the conduct of its business and the rights and obligations of the Member.

NOW, THEREFORE, in consideration of the foregoing, and of the covenants and agreements hereinafter set forth, it is hereby agreed as follows:

ARTICLE 1

GENERAL PROVISIONS

1.1. Name. The name of the Company is ETS Schaefer, LLC.

1.2. Purpose. The purposes of the Company are, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Ohio Act and engaging in all acts or activities as the Company deems necessary, advisable or incidental to the furtherance of the foregoing.

1.3 Registered Office; Registered Agent. The registered agent of the Company in the State of Ohio is CT Corporation System, and the registered office in the State of Ohio shall be located at c/o CT Corporation System, 1300 East 9th Street, Cleveland, Ohio 44114.

1.4 Duration of the Company. The Company commenced upon the filing of the Articles of Organization of the Company with the Secretary of State of the State of Ohio, and shall continue in perpetuity thereafter unless the Company is dissolved, wound up and terminated sooner by operation of law or by decision of the Member.

ARTICLE 2

MANAGEMENT OF THE COMPANY

2.1. Management; Powers. The management of the Company shall be vested solely in the Member. The Member shall have the power to do any and all acts necessary, convenient, or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Ohio. The Member has the authority to bind the Company.

ARTICLE 3

CAPITAL CONTRIBUTION

3.1. Capital Contribution; Capital Account. The capital contribution of the Member is set forth on Exhibit A hereto, as amended from time to time. Except as required by applicable law, the Member shall not at any time be required to make any additional contribution to the capital of the Company or any loans to the Company. The Member’s capital account shall be adjusted for distributions and allocations made pursuant to Article 4.

ARTICLE 4

DISTRIBUTIONS AND ALLOCATIONS

4.1. Distributions. Distributions shall be made at the times and in the aggregate amounts determined by the Member.

4.2 Allocations. Allocations shall be made 100% to the Member.

ARTICLE 5

DISSOLUTION; ASSIGNMENT; ADDITIONAL MEMBERS

5.1. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member or (b) a judicial determination that an event has occurred that makes it unlawful, impossible or impractical for the Company to carry on the business of the Company.

5.2. Assignments. The Member may assign in whole or in part its membership interests in the Company.

5.3. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member.

ARTICLE 6

LIMITATION ON LIABILITY

6.1. Liability of Member. Except as otherwise provided by the Ohio Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or participating in the management of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Ohio Act or this Agreement shall not be grounds for imposing personal liability on the Member for liabilities of the Company.

ARTICLE 7

TAX MATTERS

7.1. Status of the Company. It is intended that the Company be disregarded as an entity separate from the Member for federal income tax purposes. No election shall be made pursuant to Treasury Regulation Section 1.7701-3 promulgated under the United States Internal Revenue Code of 1986, as amended from time to time (the “Code”), to treat the Company as an association taxable as a corporation. To the extent the Company is not disregarded for any state, local or foreign income or franchise tax purpose, or other tax purpose, the Company shall prepare and file tax returns as necessary, and the Member shall prepare tax returns consistently with such tax returns.

7.2. Tax Elections. All tax elections required or permitted to be made under the Code and any applicable state, local or foreign tax law shall be made in the discretion of the Member, and any decision with respect to the treatment of Company transactions on the Company’s state, local or foreign tax returns shall be made in such manner as may be approved by the Member.

ARTICLE 8

MISCELLANEOUS

8.1. Amendment. This Agreement may be amended from time to time with the written consent of the Member.

8.2. Membership Interests. The Company is not authorized to issue any non-voting membership interests.

8.3. Severability. If any provisions of this Agreement shall be determined to be illegal or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

8.4. Headings. The section and other headings of this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

8.5. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Ohio, all rights and remedies being governed by said laws.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf, as of the date first above written.

ALERIS RECYCLING, INC.

By:	/s/ Sean M. Stack
Name: Sean M. Stack
Title: President

EXHIBIT A

Member	Capital Contribution
Aleris Recycling, Inc.	$1.00